EXHIBIT 10.5
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is entered into as of this the 30th day of June, 1997, by and between SPECIALTY CARE NETWORK, INC. , a Delaware corporation (the "Company"), and MICHAEL WEST (the "Executive").

     WHEREAS, the Company is engaged in the business of managing physician practices in the musculoskeletal specialty and operating surgery centers serving that medical specialty; and

     WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company (including, without limitation, executive management of the Company) and to serve as the Company's Senior Vice President of Practice Operations; and

     WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:


                                    SECTION 1
                          POSITION AND RESPONSIBILITIES

Beginning on July 1, 1997 (the "Effective Date"), the Executive agrees to serve as Senior Vice President of Practice Operations of the Company, performing such duties during the Term of this Employment Agreement as are hereinafter set forth and as may be assigned to him by the Company's Board of Directors or Chief Executive Officer, and subject to the terms and conditions of this Agreement.


                                    SECTION 2
                                 TERM AND DUTIES

     2.1 Term: Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence as of the Effective Date, and, subject to the terms herein contained, shall continue for a term of five (5) years from that date. On the fifth and each successive anniversary of the Effective Date of this Employment Agreement, the Term of this Employment Agreement shall be extended for an additional one (1) year period, unless either party gives the other party one (1) year's prior written notice of such party's intent not to extend


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the Term of this Employment Agreement. Termination of the Executive's employment shall be governed by Section 5 of this Employment Agreement.

     2.2 Duties. During the Term of this Employment Agreement, the Executive shall devote substantially all of his time and attention and best efforts to the Company's affairs. Specifically, the Executive shall have authority and responsibility, commensurate with and customary for the person holding the office and position for which the Executive has contracted in this Agreement, with respect to the day to day operations and long term management of the Company, as well as implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors or the Chief Executive Officer. The Executive acknowledges that his title and position, as well as his actual responsibilities, may be modified by the Company to reflect changes in the nature, scope and direction of the Company's business, provided that such modifications shall not substantially diminish Executive's level of responsibilities or stature within the Company. The Executive acknowledges and agrees further that all references herein to the Board of Directors and the Chief Executive Officer include those senior members of management who are delegated the responsibility for overseeing Executive's performance of his job responsibilities.

     2.3 Location. Initially, Executive shall be permitted to reside in the Portsmouth, Virginia area where he currently resides and works, and to travel to the extent necessary to fulfill his responsibilities hereunder. On or before September 1, 1998, Executive shall relocate his residence to the Denver, Colorado area or such other place as the Company or its successor maintains its principal place of business. The duties of Executive shall be performed at the Company's corporate offices and at such other locations and places as may be directed by the Board of Directors or the Chief Executive Officer.


                                    SECTION 3
                            COMPENSATION AND BENEFITS

     3.1 Base Compensation. Upon the commencement of the Executive's full-time employment by the Company, the Company shall pay the Executive an annual base salary (the "Base Salary") in an amount not less than the base salary that he was being paid by Medical Group Services, L.L.C. as of June 1, 1997. Upon the relocation of Executive, as required in Section 2.3 above, his Base Salary will be increased to $150,000 per year. Base Salary shall be payable according to the customary payroll practices of the Company, subject to normal withholding, but in no event less frequently than once each month.

     3.2 Annual Incentive Awards. Executive will be eligible to participate in such bonus plans or incentive compensation arrangements as are approved by the Compensation Committee of the Board of Directors and made available to other officers and executives of the Company.



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     3.3 Additional Benefits. The Executive will be entitled to participate in other compensation or employee benefit plans or programs and receive the benefits and perquisites which executives at comparable levels are eligible to receive under existing or future plans or programs established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board.

     3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

     3.5 Relocation Expenses. In connection with his relocation to the Denver, Colorado area Executive will be reimbursed for: (a) actual expenses incurred in moving Executive's personal belongings, furnishings and possessions, provided that Executive will first obtain three (3) bids from reputable, insured moving companies before contracting for the transportation; and (b) reasonable rental expenses for up to three (3) months for a temporary residence for Executive in the event that Executive relocates to the Denver, Colorado area before his family completes the relocation.

     3.6 Withholding. The Company may withhold directly or indirectly from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.


                                    SECTION 4
            DEATH BENEFIT, DISABILITY COMPENSATION; KEY MAN INSURANCE

     4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement or any extension thereof, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary. The Compensation Committee of the Board of Directors will have the discretion to decide whether to pay a bonus on a pro-rated basis for the portion of the year preceding Executive's death. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, other than "key man" life insurance benefits.


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     4.2 Disability Compensation. In the event of a disability of the Executive during the Term of this Employment Agreement which precludes the Executive from working or from satisfying fully his obligations hereunder, the Company will continue to pay the Executive his base salary according to the compensation provisions of this Agreement during the period of his disability for a period of time up to three (3) months. In the event the disability continues for a period in excess of three (3) months, the Company may terminate the employment of the Executive. If the Executive is determined to be eligible for long-term disability insurance benefits after he has been absent from work for a period of time in excess of three (3) months, the Company will make supplemental payments to the Executive in regular payroll installments in amounts equal to the difference between any such disability insurance benefits and the base salary which Executive would have been eligible to receive but for the disability, for a period of time equal to the lesser of: (a) six (6) months; or (b) the duration of the period in which Executive remains eligible to receive disability insurance benefits.

     4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving the payments described in this Agreement and as long as she is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with him prior position with the Company and his physical and mental health.

     4.4 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining "key man" life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by Executive to a medical examination and medical history.


                                    SECTION 5
                            TERMINATION OF EMPLOYMENT

     5.1 Termination Without Cause; Constructive Termination.

        (a) Without a Change in Control. If the Executive suffers a Termination Without Cause (hereinafter defined) and there has not been a Change in Control (hereinafter defined) the Company will continue to pay the Executive his Base Salary as in effect at the time of the Termination Without Cause until the earlier of: (i) twelve (12) months after the termination date; or (ii) the expiration of the Term of this Employment Agreement or any renewal term. Additionally, at the time of the payment of incentives or bonuses to other executives for the year in which the Termination Without Cause occurs, Executive will be paid a pro-rata bonus or incentive payment for the portion of the year in which he worked prior to the effective date of his termination. For six (6) months following such Termination Without Cause, to the extent that the Executive is otherwise eligible to continue to participate in the Company's health insurance plans, the Company shall reimburse Executive for the cost of the Executive's


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health insurance premiums as in effect at the date of termination. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

        (b) Upon a Change in Control. If Executive suffers a Termination Without Cause or Constructive Termination (hereinafter defined) upon a Change in Control, the Company will pay to the Executive in a lump sum upon such termination, an amount equal to 200% of Executive's Base Salary as in effect at the time of the termination, plus 200% of Executive's prior year bonus (the "Change in Control Severance Amount"), less the aggregate amount of all other payments or value received by the Executive on account of the Change in Control to the extent such additional payments or value would be considered in the computation of "Excess Parachute Payments" pursuant to Section 28OG of the Internal Revenue Code of 1986, as amended, and regulations thereunder. In addition to the foregoing, earned but unpaid Base Salary through the date of termination will be paid in a lump sum at the time of such termination. For six
(6) months following such Termination Without Cause or Constructive Termination upon a Change in Control, and to the extent that the Executive is otherwise eligible to continue to participate in the Company's health insurance plans, the Company shall reimburse Executive for the cost of the Executive's health insurance premiums as in effect at the date of termination. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

     5.2 Termination With Cause. If the Executive suffers a Termination With Cause, whether or not there has been a Change in Control, the Company will have no obligation other than to pay Executive his Base Salary through the termination date.

     5.3 Voluntary Termination. In the event of a Voluntary Termination by the Executive of his employment, the Company shall have no obligation other than to pay Executive his Base Salary through the termination date.

     5.4 Reimbursement of Excess Payment. In the event that all or any portion of the Change in Control Severance Amount paid to Executive is disallowed by the Internal Revenue Service as a deductible expense of the Company on grounds that it does not constitute a "reasonable allowance," Executive agrees to reimburse the Company to the extent of the disallowed amount within thirty (30) days after the Company has notified Executive of the disallowed amount. Any amounts owed to the Company by Executive pursuant to this Section 5.4 but unpaid after the aforementioned thirty day period shall bear interest at a rate equal to the commercial base rate of interest established from time to time by First Tennessee Bank, N.A., Memphis, Tennessee.



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     5.5 Definitions. For this Agreement, the following terms have the following meanings:

     (a) "Change in Control" means any transaction pursuant to which (a) the Company merges with another corporation or other entity and is not the surviving entity, (b) substantially all of the Company's assets are sold to persons or entities not affiliated with the Company, (c) shares of Common Stock of the Company are issued or acquired by persons or entities not affiliated with the Company, who, acting as a group, have the voting power to change the composition of the Board of Directors of the Company, or (d) any other transaction of a similar nature to the foregoing. For purposes of determining whether or not any termination of the Executive's employment was upon a Change in Control, it shall be presumed that any termination within 12 months after consummation of any transaction described above was "upon a Change in Control."

     (b) "Constructive Termination" means termination of the Executive's employment by the Executive from a declined reassignment of a job that is not similar to his then current position in status or level of responsibility. The Executive shall have a period of ninety (90) days after termination of his employment to assert against the Company, in writing, that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

     (c) "Termination With Cause" means a termination of Executive's employment as a result of (a) any illegal, unprofessional or dishonest conduct which adversely affects or may adversely affect the reputation, goodwill, or business position of the Company or which involves Company funds or assets;
     (b) any conduct which materially damages the property, reputation, integrity or business of the Company; (c) theft, embezzlement or misappropriation of Company property; (d) gross insubordination; or (e) the failure or refusal of the Executive to carry out his duties as an employee of the Company or to comply with the reasonable and lawful directives of the Board of Directors or the Chief Executive Officer

     (d) "Termination Without Cause" means termination of the Executive's employment by the Company during the Term of this Employment Agreement or any extension thereof, other than due to resignation by Executive, death, retirement, disability, or Termination With Cause.



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                                    SECTION 6
                      OTHER DUTIES OF THE EXECUTIVE DURING
                 AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

     6.1 Additional Information. The Executive will, with reasonable notice during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

     6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Term of this Employment Agreement or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association or corporation any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, documents and information, whether stored or maintained electronically or on paper, relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.

     6.3 Noncompetition.

        (a) Voluntary Termination; Termination With Cause. In the event the Executive suffers a Voluntary Termination or a Termination With Cause and there has not been a Change in Control prior to the termination, the Executive will not Compete (hereinafter defined) with the Company for a period of time equal to the greater of: (i) the remaining Term of this Employment Agreement (as if this Employment Agreement had not been terminated); or (ii) two (2) years from the date of such termination. If the Executive suffers a Voluntary Termination or a Termination With Cause and there has been a Change in Control, the Executive will not Compete with the Company for a period of one (1) year after the date of such termination.

        (b) Termination Without Cause. In the event the Executive suffers a Termination Without Cause, the Executive will not Compete with the Company for a period of time equal to the greater of (i) the period of time in which he is eligible to receive salary continuation under Section 5.1(a) above; or (ii) one
(1) year from the date of such termination (as if this Employment Agreement had not been terminated).



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        (c) Definition of "Compete" with the Company. For the purposes of this
Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for her own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest, in any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides management services to medical practices within the musculoskeletal specialty or such other specialties practiced by any medical practice contracted to provide management services at the time of termination of employment; provided, however, that the term "Compete with the Company" shall not include ownership (without any more extensive relationship) of a less than 5% interest in any publicly-held corporation or other business entity.

        (d) Reasonableness of Scope and Duration; Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not fully compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 6 without being required to prove damages or furnish any bond or other security.


                                    SECTION 7
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. The Executive agrees to the assignment by the Company of the Company's interest in the Confidentiality and Noncompetition provisions of this Agreement in the event of any merger or acquisition resulting in a Change of Control.


                                    SECTION 8
                                  MISCELLANEOUS

     8.1 Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.


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     8.2 Amendment; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     8.3 Severability; Modification of Covenant. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement has been originally executed without including the invalid part. Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable, and to give the maximum protection to the Company as is determined by a Court to be permissible in law or equity.

     8.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

     8.5 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6 Governing Law; Arbitration. This Agreement has been executed and delivered in the State of Colorado and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Denver, Colorado in accordance with the Employment Dispute Resolution Rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Agreement would be inadequate and that the other party


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shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

     8.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

        (i) If to the Company, to its Chief Executive Officer, at its headquarters, or at such other address as may have been furnished to the Executive by the Company in writing; or

        (ii) If to the Executive, at his personal residence, or such other address as may have been furnished to the Company by the Executive in writing, or by hand

     8.8 Binding Agreement. This Agreement shall be binding on the parties' successors, heirs and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                         SPECIALTY CARE NETWORK, INC.


                                         By: /s/ Kerry R. Hicks
                                             ---------------------------------
                                                Kerry R. Hicks, President


                                         Executive:


                                         /s/ Michael West
                                         -------------------------------------
                                         Michael West





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